EXHIBIT 99.1

NEWS RELEASE

WINN-DIXIE STORES, INC.    5050 EDGEWOOD COURT    P.O.  BOX B    JACKSONVILLE, FLORIDA 32203-0297    (904) 783-5000

CONTACTS:

Investors	Media

(212) 521-4835	Kekst and Company
Michael Freitag
212-521-4800

COURT CONFIRMS WINN-DIXIE PLAN OF REORGANIZATION

Company Expects to Emerge from Chapter 11 within 30 Days

JACKSONVILLE, FL, November 9, 2006 – Winn-Dixie Stores, Inc. announced that the U.S. Bankruptcy Court for the Middle District of Florida today entered an order confirming the company’s Plan of Reorganization (the “Plan.”). With this action, Winn-Dixie expects to emerge from Chapter 11 within 30 days.

Following a confirmation hearing held on Friday, October 13, the Honorable Jerry A. Funk today issued a ruling affirming that the company had met all of the necessary statutory requirements to confirm its Plan. The confirmation hearing followed a creditor vote in which all impaired classes of unsecured creditors voted in favor of the Plan. The Plan will become effective — and the company will emerge from bankruptcy — once all closing conditions to the Plan and to the company’s exit financing have been met.

As previously announced, Winn-Dixie has a commitment for $725 million in exit financing from a consortium led by Wachovia Bank. The company expects to emerge from Chapter 11 protection with sufficient financing and liquidity to make significant investments in its current store base, to develop new stores, and to take other actions to position the business to compete effectively in its markets over the next several years. The company also expects to emerge with only a minimal amount of long-term debt on its balance sheet.

Winn-Dixie President and Chief Executive Officer Peter Lynch said: “We are very pleased that the court has confirmed our Plan of Reorganization and that Winn-Dixie’s emergence from Chapter 11 is now just around the corner. This is an exciting time for everyone at the company. We will continue to work hard to build on the turnaround we have started and to accelerate our momentum.”

Lynch continued, “When Winn-Dixie emerges from bankruptcy, the company will be in a stronger and more financially stable position. We will be able to increase the level of investment in our stores and pursue other initiatives to improve and add value to our business. Our focus will remain on providing outstanding service and products to our customers.”

He concluded, “I am grateful for the hard work and dedication of our outstanding Associates throughout the Chapter 11 process. Their energy and enthusiasm is both inspiring and contagious. We appreciate the strong support of our Plan of Reorganization by virtually all of the various creditor groups in our Chapter 11 proceedings. We are also extremely appreciative of our customers and our partners in the vendor and real estate communities for their trust in us and their continued loyalty to Winn-Dixie.”

About Winn-Dixie

Winn-Dixie Stores, Inc. is one of the nation’s largest food retailers. Founded in 1925, the company is headquartered in Jacksonville, FL. The company currently operates 522 stores in Florida, Alabama, Louisiana, Georgia, and Mississippi. For more information, please visit www.winn-dixie.com.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from the expected results described in the forward-looking statements. These forward-looking statements include and may be indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “believes,” or “intends” and similar words and phrases. There are a number of factors that could cause the Company’s actual results to differ materially from the expected results described in the Company’s forward-looking statements.

There can be no assurance that the Company’s plan of reorganization will be successfully consummated. Risk factors related to its efforts include, but are not limited to, the Company’s ability to satisfy the conditions to the Exit Financing. In addition, the court’s confirmation order is subject to appeal and the possible entry of a stay.

In addition, the Company faces a number of risks with respect to its continuing business operations, including, but not limited to: the ability of the Company to attract and retain key leadership; the Company’s ability to increase gross profit margins, increase sales and reduce operating and administrative expenses; the Company’s ability to invest in store remodeling activity; the concentration of the Company’s locations in the southeast, which increases its vulnerability to severe storm damage, and the additional risks relating to limitations on insurance coverage in 2006; the Company’s ability to attract and retain customers despite intense competition from both traditional grocery stores and non-traditional grocery retailers; the ability of the Company to achieve sufficient operating cash flow upon emergence; the Company’s ability to maintain consumer confidence in the safety and quality of its stores and products; the Company’s ability to successfully implement information technology improvements; the Company’s ability to successfully estimate self insurance liabilities; changes in laws and other regulations affecting the Company’s industry; and the outcome of litigation or legal proceedings.

Under the Plan of Reorganization, the Company’s existing common stock will be cancelled and no distribution will be made in respect thereof. Creditors of the company will receive the distributions provided for in the Plan if the Plan is consummated. If the Plan is consummated certain classes of creditors will receive shares of the newly issued common stock of the company on the Distribution Date provided for in the Plan. The value of the common stock to be issued could be highly speculative both for the business reasons set forth above and for other reasons, including that there is no existing market for the shares, that the total number of shares to be outstanding cannot be determined at this time because the Company has not completed its determination of the necessary reserves for disputed claims and, to the extent described in the Disclosure Statement, the shares will be subject to certain restrictions on transfer under certain circumstances in order to protect the company’s use of certain tax attributes following emergence. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in the new common stock to be issued or in any claims related to pre-petition liabilities and/or other Winn-Dixie securities.

Please refer to discussions of these and other factors in the Company’s Plan of Reorganization, the Company’s Annual Report on Form 10-K for the fiscal year ended June 28, 2006, the Company’s Quarterly Report on Form 10-Q

for the quarter ended September 20, 2006, and other Company filings with the Securities and Exchange Commission. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

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